UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2006

POWER EFFICIENCY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-31805	22-3337365
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

3960 Howard Hughes Pkwy, Suite 460, Las Vegas, NV	89109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 697-0377

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02 Election of Directors and Appointment of Principal Officers

On May 12, 2006, the Board of Directors of the Registrant elected George Boyadjieff as a Director of the Registrant. Mr. Boyadjieff has been granted 75,000 common stock options, at an exercise price of $0.35 per share, exercisable after one year of board service, and expiring on May 11, 2016, for his services as a Director

Mr. Boyadjieff is the retired CEO of the former Varco International, an NYSE, diversified Oil Service Company with over $1.3 billion in annual revenues. During his tenure, Varco grew from a privately owned company doing less than $3 million per annum to over $1 billion in revenue. Mr. Boyadjieff holds over 50 U.S. patents. He is also Chairman of the Board of Southwall Technologies, a hi-tech firm doing approximately $60 million in annual revenues. Mr. Boyadjieff began his career working for Lawrence Livermore National Laboratory as a research engineer. He holds BS and MS degrees in Mechanical Engineering from the University of California at Berkeley.

On May 12, 2006, the Board of Directors of the Registrant elected Dr. Douglas Dunn as a Director of the Registrant. Dr. Dunn has been granted 75,000 common stock options, at an exercise price of $0.35 per share, exercisable after one year of board service, and expiring on May 11, 2016, for his services as a Director.

Dr. Dunn has been a Director of Universal Stainless since May 1997. Dr. Dunn is the managing partner of Dunn Associates, a partnership owning and managing real estate investments. Dr. Dunn was Dean of the Graduate School of Industrial Administration (now the Tepper School of Business), Carnegie Mellon University, from July 1996 to June 2002. From November 1999 until February 2006, Dr. Dunn served on the board of Solutions Consulting LLC, a wholly owned subsidiary of Perot Systems Corporation. From January 2000 until November 2005, Dr. Dunn served on the board of VocalTec Communications Ltd., a global provider of carrier-class multimedia and voice-over-IP solutions for communication service providers. Dr. Dunn has served on other boards of companies and organizations in such fields as technology and consulting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER EFFICIENCY CORPORATION
(Registrant)

By:	/s/ Steven Strasser
Steven Strasser, CEO

Date: May 22, 2006